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                               EXHIBIT 10.16
                            AMENDED AND RESTATED
                 OWENS-ILLINOIS, INC. PERFORMANCE AWARD PLAN

                          Effective January 1, 1993


1.   History and purpose.

     1.1 The Owens-Illinois, Inc. Performance Award Plan as most recently adopted by the Board of Directors of Owens-Illinois, Inc. (the "Original Plan") was effective on January 1, 1987. Said Board has duly authorized the amendment and restatement of the Original Plan, effective on or as of January 1, 1993, in the form of this Amended and Restated Owens-Illinois, Inc. Performance Award Plan (the "Restated Plan"). The provisions of the Original Plan shall continue to govern with respect to any Performance Allotments (as defined in the Original Plan) granted under the Original Plan. The provisions of this Restated Plan shall govern with respect to Performance Allotments (as defined herein) granted under this Restated Plan.

     1.2 The purposes of this Amended and Restated Owens-Illinois, Inc. Performance Award Plan are to reward officers and other key management employees who contribute to the long-term success of the Company, by making the amount of their compensation significantly contingent upon the Company's long-term profitable performance and growth, and to attract and retain officers and other key management employees of exceptional ability.

2.   Definitions.  As used herein:

     "Award Period" means each period of at least three consecutive calendar years, as established by the Board in accordance with paragraph 5 hereof, over which it is possible for Performance Awards to be fully earned;

     "Award Pool" means, for each Award Period, the amount established by the Board as the maximum aggregate amount potentially payable as Performance Awards for such Award Period or, if less, the sum of all Performance Allotments for such Award Period;

     "Board" means the Board of Directors of OI or any committee of said Board to which any or all of its powers or duties under the Plan may be delegated;

     "CEO" means the Chief Executive Officer of OI;

     "Company" means OI together with any corporation (or unincorporated business entity) 50 percent or more of the voting shares (or other ownership interests) of which are owned, directly or indirectly, by OI;
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     "Deferred Compensation Plan" means any plan or arrangement adopted by the
     Company whereby a Participant may be permitted, at his option, to defer the actual receipt of a Performance Award otherwise payable to him under this Plan;

     "Participant" means an officer or other key management employee of the Company who is eligible to participate in this Plan in accordance with paragraph 4 hereof;

     "OI" means Owens-Illinois, Inc., a Delaware corporation;

     "Performance Allotment" means an amount established for an Award Period in accordance with paragraph 6 hereof equal to a stated percentage of a Participant's annual base salary and consisting of one or more Performance Components, as described in paragraph 6.1 hereof;

     "Performance Award" means the compensation payable to a Participant under this Plan;

     "Performance Component" means a component of a Performance Allotment payable as a Performance Award only to the extent of the Company's attainment of its related Performance Objective for an Award Period in accordance with paragraph 8 hereof.

     "Performance Objective" means an objective established in accordance with paragraph 7 hereof for the performance of the Company during an Award Period;

     "Plan" means this Amended and Restated Owens-Illinois, Inc. Performance Award Plan as set forth herein or as from time to time amended; and

     Words of the masculine gender include correlative words of the feminine and neuter genders and vice versa, and words denoting the singular include the plural and vice versa.

3.   Administration.

     3.1 The Plan will be administered by the Board and the CEO. The administrative powers of the Board shall include the powers to interpret the Plan and to exercise full and complete discretion to adopt, modify, and/or rescind (or to authorize the CEO or one or more other appropriate officers of OI to adopt, modify, and/or rescind) any rulings, determi-nations, policies, and/or procedures deemed necessary or appropriate for the maintenance and administration of the Plan. All such interpretations, rulings, determinations, policies, and procedures shall be final, conclusive, and binding upon all interested persons.

     3.2 The Board, in its discretion on recommendation of the CEO, shall be authorized at any time and from time to time to modify any Performance Objective; to adjust the amount of any Performance Allotment, the size of the Award Pool, and/or the relative proportions of any Performance Components; and to accelerate or defer the payment of Performance Awards.
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4.   Eligibility and participation.  An officer or other key management employee of the Company shall be a Participant eligible to participate in the Plan for all or any part of any Award Period during or before which such participation has been approved by the Board on recommendation of the CEO. The Board may, on recommendation of the CEO, suspend or withdraw its approval with respect to any such Participant for all or any part of any Award Period.

5. Award Periods. Award Periods, which shall be established by the Board, will begin on any January 1 and end on any subsequent December 31, so long as each Award Period consists of at least three consecutive calendar years. The Board may, in its discretion, establish wholly or partially concurrent Award Periods.

6.   Performance Allotments.

     6.1 A Performance Allotment shall be granted to each Participant for each Award Period, equal in amount to a stated percentage, not to exceed 100 percent, of the Participant's annual base salary at the rate in effect when his Performance Allotment is granted and consisting of one or more Performance Components. The number of Performance Components included in each Performance Allotment for an Award Period shall be equal to the number of Performance Objectives established for such Award Period in accordance with paragraph 7 hereof, and each such Performance Component shall be related to one of such Performance Objectives. The Board, on recommendation of the CEO, shall determine the relative weight of each Performance Component comprising the Performance Allotments for each Award Period on a uniform basis as to all Particiants.

     6.2 The Board shall establish the amount of the Award Pool for each Award Period and the amount of the Performance Allotment to be granted to the CEO. The CEO shall establish the Performance Allotments to be granted to all other Participants. Performance Allotments shall be established based on an evaluation of the responsibilities of each Participant and of each Participant's potential to contribute to the Company's attainment of its Performance Objective(s) for such Award Period. The Award Pool and Performance Allotments for each Award Period shall be established before or as soon as practicable after the beginning of each Award Period (but in no event later than the end of the first year of such Award Period), and each Participant shall thereupon be notified of the Performance Allotment granted to him.

7. Performance Objectives. The Board, on recommendation of the CEO, shall establish one or more Performance Objectives for the Company for each Award Period, or for any one or more years within an Award Period, each of which shall be expressed as the attainment by the Company of a specified, measurable operating, financial, or other objective, such as (but not limited to) a specified rate of return on net assets or shareholders'
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     equity or a specified rate of earnings per share.  Performance
     Objective(s) shall be established before or as soon as practicable after the beginning of each Award Period (but in no event later than the end of the first year of such Award Period), and each Participant shall thereupon be notified thereof.

8.   Determination of Performance Awards.

     8.1 As soon as practicable after the end of each Award Period, the Board shall determine in good faith the extent to which the Company has attained its Performance Objectives for such Award Period by reference to the Company's financial statements for each year of such Award Period, with such adjustments as the Board, on recommendation of the CEO, may approve from time to time to prevent distortions not fairly attributable to the performance of Participants or for other reasons in the discretion of the Board.

     8.2 Upon making its determinations under paragraph 8.1 hereof, and on the basis thereof, the Board shall, subject to paragraph 8.3 hereof, determine the extent to which the Award Pool for each Award Period shall be deemed to have been earned and become payable as Performance Awards, and shall notify each Participant thereof.

     8.3 If, as determined by the Board in good faith under paragraph 8.1 hereof, the Company's attainment of its Performance Objectives for an Award Period is less than 80 percent, none of the Award Pool for such Award Period shall be deemed to have been earned and no Performance Awards shall be paid for such Award Period. If, as so determined, such attainment is exactly 80 percent, the Award Pool for such Award Period shall be deemed 20 percent earned and shall be paid as Performance Awards equal to 20 percent of the Performance Allotments. For each percentage point by which such attainment exceeds 80 percent, an additional four percent of such Award Pool shall be deemed to have been earned and an additional four percent of the Performance Allotments shall become payable as Performance Awards. To the extent such attainment exceeds 100 percent, the Award Pool shall be deemed more than fully earned and shall be paid as Performance Awards in excess of 100 percent of the Performance Allotments, in accordance with the foregoing, without limitation. In all other respects, the Board's determinations in good faith under paragraphs 8.1 and 8.2 hereof shall be within the Board's sole and unlimited discretion.

9.   Payment of Performance Awards.

     9.1 Except to the extent deferred at the option of a Participant in accordance with a Deferred Compensation Plan, each Participant's Performance Award for each Award Period, to the extent earned and payable as determined in accordance with paragraph 8 hereof, shall be paid to him in cash no later than March 15 of the year following the end of such Award Period.
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     9.2  In the event of a Participant's death after the end of an Award
     Period but before his Performance Award, if any, for such Award Period has been paid to him, it shall be paid to the beneficiary or beneficiaries designated by him in writing filed with the Company or, in the absense of any such designation or if no such designated beneficiary survives the Participant, to the beneficiary or beneficiaries of his life insurance under the Company's Life Insurance Plan. If there is no such designated beneficiary or life insurance beneficiary, such Participant's Award shall be paid to his estate.

     9.3 If a Participant's employment with the Company is terminated for any reason during the course of an Award Period, or if he is transferred to a position with the Company which the Board, on recommendation of the CEO, determines no longer qualifies him to be a Participant eligible to participate in this Plan, a part of his Performance Award, if any, for such Award Period, proportionate to the part of such Award Period during which he remained a Participant, will be paid to him unless the Board, on recommendation of the CEO, determines that the termination or transfer of his employment was on account of his willful act or omission adversely affecting (or reasonably expected to adversely affect) the Company.

10. Amendment or termination of the Plan. The Board, in its sole discretion, may amend, suspend, or terminate the Plan at any time, except that no such action shall adversely affect the rights of any person with respect to a Performance Award that has become payable in accordance with paragraph 9 hereof without such person's consent.

11.  Miscellaneous.

     11.1 Nothing in the Plan shall confer on any Participant or other employee of the Company any right to continue in the employ of the Company or limit in any way the right of the Company to terminate any such person's employment at any time.

     11.2 No rights under this Plan shall be assignable or transferable, or subject to encumbrance of any nature, except to the extent that a Participant may designate a beneficiary to receive any payment to be made following his death. If any Participant or beneficiary shall attempt to assign, transfer, encumber or charge any such right, or should such right be subjected to attachment, execution, garnishment, sequestration or other legal, equitable or other process, it shall thereupon pass to such one or more persons as may be designated by the Board from among the Participant, any beneficiary theretofore designated by the Participant, and any spouse, parent, or child of such Participant or beneficiary.

     11.3 With respect to the rights of Participants under the Plan, the obligations of the Company under the Plan shall be wholly unsecured. The Company shall be under no obligation to reserve, segregate or earmark any cash or other property for the payment of any amounts under the Plan.

12. Effective date. This Plan, when duly executed, shall become effective on or as of January 1, 1993.
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     IN WITNESS WHEREOF, the Board of Directors of Owens-Illinois, Inc., has
caused this Amended and Restated Owens-Illinois, Inc. Performance Award Plan to be executed by a duly authorized officer of the corporation, as of the 1st day of January, 1993.


                                   OWENS-ILLINOIS, INC.


                                   By   \s\  Thomas L. Young
                                        Executive Vice President
Attest:


By   \s\  James W. Baehren
    Assistant Secretary